EXHIBIT 99.1

DAYSTAR STRENGTHENS MANAGEMENT

WITH KEY CHANGES TO EXECUTIVE POSTS

Dr. Stephan DeLuca Appointed Chief Executive Officer

Halfmoon, NY – (PR Newswire) – November 28, 2006 – DayStar Technologies, Inc. (NASDAQ:DSTI), a developer and manufacturer of innovative CIGS Photovoltaic Foil™ products, today announced changes in the roles and responsibilities of its senior leadership team. Specifically, Dr. Stephan DeLuca has been appointed DayStar’s new Chief Executive Officer, replacing the Company’s Founder and Chairman, Dr. John R. Tuttle, who will continue to serve as Chairman of the Board.

“From start-up through DayStar’s critical development stage, John’s vision and energy, as Founder and CEO, have contributed immeasurably to the Company’s emergence as a noted contender for market leadership in the fast growing photovoltaic industry,” stated Dr. Randolph A. Graves, Jr., DayStar’s Lead Director. “Since joining us in April, we have been impressed with the progress achieved in operations during Stephan’s tenure as COO. Based on his success and expertise in managing corporate environments, we are confident that, as DayStar’s new CEO, he is ideally suited to successfully navigate the Company’s ongoing transition into a commercial manufacturing enterprise.”

“With this corporate management shift, I hope to concentrate my strengths on helping to develop strategies essential to the realization of DayStar’s objectives,” stated Dr. Tuttle. “As Chairman, I remain committed to ensuring that DayStar succeeds in its endeavor to ultimately achieve GW-scale manufacturing, and I am confident that Stephan will provide the continued leadership necessary to take the Company forward.”

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. The Company manufactures CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from the semiconductor and magnetic drive industries. As an alternative to wafer-silicon solar cells, DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates could substantially lower costs and remove deployment barriers currently limiting large adoption of solar energy. For more information on the Company, please visit http://www.daystartech.com.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-KSB and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies Inc. undertakes no obligation to update such statements.

FOR MEDIA RELATIONS INQUIRIES, PLEASE CONTACT

Erica Dart, DayStar Technologies

518-383-4600 or via email edart@daystartech.com

FOR INVESTOR RELATIONS INFORMATION, PLEASE CONTACT

Daniel Conway, Elite Financial Communications Group

407-585-1080 or via email dsti@efcg.net